FOR IMMEDIATE RELEASE

         ANALYST CONTACT                             MEDIA CONTACT
         Warren Edwards                              Lesley Pool
         Executive Vice President/                   Vice President/
         Chief Financial Officer                     Chief Marketing Officer
         ACS, Inc.                                   ACS, Inc.
         214-841-8082                                214-841-8028
         warren.edwards@acs-inc.com                  lesley.pool@acs-inc.com

                ACS ANNOUNCES RECORD REVENUES, NET INCOME AND EPS

                     --ALSO ANNOUNCES 2-FOR-1 STOCK SPLIT--

DALLAS, TEXAS - January 22, 2001 - ACS (NYSE: ACS), a leading full-service provider of business process and technology outsourcing solutions, announced today that diluted earnings for the second quarter ended December 31, 2001 was 84 cents per share, an increase of 42%, compared to 59 cents per share for the same quarter last year, in-line with consensus analysts' estimates.

Revenues for the second quarter ended December 31, 2001 increased 50% to $750.4 million, compared to $500.9 million for the same period last year. Net income for the second quarter was $55.6 million, an increase of 74% over net income of $32.0 million for the same quarter last year.

Revenues for the six months ended December 31, 2001 increased 43% to $1.4 billion compared to revenues of $979.5 million for the same period last year. Net income for the six months ended December 31, 2001 was $99.5 million, an increase of 59% compared to net income of $62.5 million for the six months ended December 31, 2000. Diluted earnings per share was $1.62 for the six months ended December 31, 2001, a 40% increase compared to $1.16 for the same period last year.

Additionally, the ACS Board of Directors declared a two-for-one stock split in the form of a 100% stock dividend on the common stock, payable on February 22, 2002 to shareholders of record on February 15, 2002. For every one share of Class A and Class B common stock held on the record date, the stockholders will receive one additional share.

"Our second quarter results were extremely solid and continued the excellent results we had in the first quarter," said Jeff Rich, ACS President and Chief Executive Officer. "We achieved record revenues, net income and earnings per share with strong growth across all these measures. We once again met or exceeded consensus analysts' estimates for revenues and earnings' objectives extending our streak to 29 consecutive quarters in a row of achieving consensus analysts' earnings per share estimates. I am also extremely pleased with our new business signings and cash flow during the quarter. Our new business bookings were a near record, signing over $122 million of annualized new business."

ACS ANNOUNCES RECORD REVENUES, NET INCOME AND EPS- PAGE 2


"Our cash flow from operations was a company record, generating approximately $110 million of cash, beating our previous quarterly high by 38%. Our balance sheet is very healthy and we continue to see significant new business opportunities in the markets we are serving."

ACS' SECOND QUARTER RESULTS INCLUDE THE FOLLOWING KEY HIGHLIGHTS:

         o Revenue growth for the second quarter of fiscal year 2002 was 50% versus the prior year quarter. Internal revenue growth for the quarter accelerated to 12% from the 10% growth reported in the September 2001 quarter. The remaining revenue growth for the quarter resulted from acquisitions.

         o Second quarter diluted earnings per share of $0.84 was in-line with consensus analysts' estimates and increased 42% when compared to the prior year reported diluted earnings per share. This is the 29th consecutive quarter that ACS has met or exceeded consensus analysts' estimates and achieved double-digit earnings growth. After adjusting for the elimination of goodwill amortization in prior year periods resulting from the impact of Statement of Financial Accounting Standards No. 142, "Goodwill and Intangible Assets" which was adopted effective July 1, 2001, diluted earnings per share increased 24% and 21%, respectively, for the quarter ended and six months ended December 31, 2001.

         o New business bookings for the quarter represented $122 million of annualized new revenue, a 49% increase over the same period last year. Our new business pipelines remain very robust and we believe the current economic environment will continue to drive outsourcing decisions.

         o Cash flow from operations of approximately $110 million for the second quarter was a company record and compares to $65 million in the prior year quarter.

         o ACS' senior debt rating was upgraded by both Standard and Poor's and Moody's Investor Services to BBB and Baa1, respectively. Both firms also upgraded their rating on our subordinated debt and, as a result, all of ACS' debt now carries an investment grade rating.

         o As a result of the October 2001 secondary offering of 9.2 million Class A Common shares, and strong cash flow during the quarter, our debt to capitalization ratio improved to 25%, one of the lowest ratios in our history.

FINANCIAL OUTLOOK

The following is the Company's financial guidance for our fiscal year ended June 30, 2002:

         o Diluted EPS is expected to be $3.51, unchanged from previous guidance.

         o New revenue guidance for fiscal year 2002 is $3.065 billion, a 48% increase versus the prior year. This is approximately 1% lower than previous guidance, due primarily to lower revenues from acquisitions. We continue to estimate that our internal growth rate will be in the mid double-digit range.

ACS ANNOUNCES RECORD REVENUES, NET INCOME AND EPS - PAGE 3


o Quarterly revenues and earnings per share guidance is as follows:

         o Third quarter revenues and earnings per share are expected to be approximately $800 million and 92 cents, respectively. The internal revenue growth rate for the third quarter is expected to be in the 13% to 14% range.

         o Fourth quarter revenues and earnings per share are expected to be $860 million and 98 cents, respectively. The internal revenue growth rate for the fourth quarter is expected to be in the 17% to 18% range.

o Full year operating and pretax profit margins should approximate the results recorded in the December 2001 quarter.

o The effective tax rate for fiscal year 2002 is expected to be approximately 37.5%.

Beyond fiscal year 2002, the Company continues to feel comfortable with 20% revenue and diluted EPS growth.

Financial guidance, as it relates to earnings per share amounts, will be adjusted once the 2-for-1 stock split is completed to reflect the additional shares outstanding.

ACS is a Fortune 1000 company comprised of 30,000 people in 29 countries providing business process and technology outsourcing solutions to world-class commercial and government clients. The Company's Class A common stock trades on the New York Stock Exchange under the symbol "ACS". ACS makes technology work. Visit ACS on the Internet at www.acs-inc.com

Statements about the Company's outlook and all other statements in this release other than historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements and all references to financial estimates rely on a number of assumptions concerning future events and are subject to a number of uncertainties and other factors, many of which are outside the Company's control, that could cause actual results to differ materially from such statements. While the Company believes that the assumptions concerning future events are reasonable, it cautions that there are inherent difficulties in predicting certain important factors, especially the timing and magnitude of technological advances; the performance of recently acquired businesses; the prospects for future acquisitions; the possibility that a current customer could be acquired or otherwise be affected by a future event that would diminish their information technology requirements; the competition in the information technology industry and the impact of such competition on pricing, revenues and margins; the degree to which business entities continue to outsource information technology and business processes; uncertainties surrounding budget reductions or changes in funding priorities or existing government programs and the cost of attracting and retaining highly skilled personnel.

These factors, when applicable, are discussed in the Company's filings with the Securities and Exchange Commission, including the most recent Form 10-K, a copy of which may be obtained through the Company without charge. ACS disclaims any intention or obligation to revise any forward-looking statements, including financial estimates, whether as a result of new information, future event, or otherwise.

               AFFILIATED COMPUTER SERVICES, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF INCOME (1)
                                   (UNAUDITED)
                     (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                                          Three Months Ended            Six Months Ended
                                                              December 31,                 December 31,
                                                      -------------------------    --------------------------
                                                          2001          2000           2001           2000
                                                      -----------   -----------    -----------    -----------
Revenues(2)                                           $   750,427   $   500,882    $ 1,405,446    $   979,508

Expenses:
  Wages and benefits                                      327,417       212,442        624,290        428,631
  Services and supplies                                   224,707       151,477        397,578        280,982
  Rent, lease and maintenance                              65,980        52,683        138,860        115,389(3)
  Depreciation and amortization                            27,499        22,576         51,914         43,668
  Other operating expenses                                  7,403         4,977         13,841         11,938(3)
                                                      -----------   -----------    -----------    -----------
Total operating expenses                                  653,006       444,155      1,226,483        880,608

Operating income                                           97,421        56,727        178,963         98,900

Interest expense                                            7,583         4,839         20,182          9,875
Other non-operating expense (income), net                     942          (991)          (374)       (14,358)(3)
                                                      -----------   -----------    -----------    -----------

Pretax profit                                              88,896        52,879        159,155        103,383

Income tax expense                                         33,336        20,887         59,682         40,836
                                                      -----------   -----------    -----------    -----------

Net income                                            $    55,560   $    31,992    $    99,473    $    62,547
                                                      ===========   ===========    ===========    ===========

Earnings per common share:
   Basic                                              $      0.94   $      0.64    $      1.81    $      1.26
                                                      ===========   ===========    ===========    ===========

   Diluted(4)                                         $      0.84   $      0.59    $      1.62    $      1.16
                                                      ===========   ===========    ===========    ===========

   Diluted (excluding goodwill amortization)(5)       $      0.84   $      0.68    $      1.62    $      1.34
                                                      ===========   ===========    ===========    ===========

Shares used in computing earnings per common share:
   Basic                                                   59,286        49,811         55,038         49,625
   Diluted                                                 70,346        56,881         66,009         56,545


(1) All share and per share data are presented prior to the stock split payable on February 22, 2002.

(2) During June 2000 and July 2001, the Company divested certain non-strategic operations. Revenues from these divested operations were $4.3 and $16.2 million for the three months ended December 31, 2000 and the six months ended December 31, 2000, respectively.

(3) The first quarter of fiscal year 2001 includes a $10.4 million non-recurring charge to rent, lease and maintenance of certain terminated hardware leases and disaster recovery contracts, a $2.1 million charge related to non-recurring litigation cost and the writedown of property held-for-sale to market value included in other operating expenses and $12.8 million related to a gain from the sale of a convertible preferred stock investment included in other non-operating income, net.

(4) The diluted earnings per share calculation includes the after tax impact of interest and amortization of offering costs on convertible notes in the amount of $3,614 and $1,540 for the three months ended December 31, 2001 and 2000, respectively and $7,203 and $3,080 for the six months ended December 31, 2001 and 2000. In addition, the diluted weighted shares include 9,040 for the three and six months ended December 31, 2001 and 5,392 shares for the three and six months ended December 31, 2000, representing shares that would be issued upon conversion of the notes.

(5) The Company adopted Statement of Financial Accounting Standards No. 142 "Goodwill and Intangible Assets" in the first quarter of fiscal year 2002, which discontinues amortization expense of goodwill and indefinite lived assets. For comparative purposes, goodwill amortization of $6,106 and $11,815 are excluded from the three and six months ended December 31, 2000, respectively and the related tax benefit of $951 and $1,760 are also excluded from the three and six months ended December 31, 2000, respectively in the calculation of diluted earnings per share excluding goodwill amortization.

               AFFILIATED COMPUTER SERVICES, INC. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)


                                                       December 31,     June 30,
                                                          2001           2001
                                                       (Unaudited)     (Audited)
                                                      --------------   ----------
                          ASSETS
   Current assets:
        Cash and cash equivalents                     $       44,174   $  242,458
        Accounts receivable, net                             623,121      472,042
        Inventory                                             12,576        8,591
        Prepaid expenses and other                            89,993       77,572
        Deferred taxes                                         6,707        8,952
                                                      --------------   ----------
            Total current assets                             776,571      809,615

   Property, equipment and software, net                     343,506      237,563
   Goodwill and other intangible assets, net               1,585,771      794,920
   Other long-term assets                                     53,402       49,589
                                                      --------------   ----------

            Total assets                              $    2,759,250   $1,891,687
                                                      ==============   ==========

                       LIABILITIES

   Current liabilities:
        Accounts payable                              $       48,176   $   40,265
        Accrued compensation                                  82,839       82,043
        Other accrued liabilities                            209,591      126,875
        Income taxes payable                                  15,922        7,742
        Current notes payable                                  9,550        3,362
        Current portion of unearned revenue                   36,398       20,765
                                                      --------------   ----------
            Total current liabilities                        402,476      281,052

   Convertible notes                                         546,927      546,927
   Other long-term debt                                          308      102,386
   Long-term deferred taxes                                   74,241       55,601
   Other long-term liabilities                                17,689       20,206
                                                      --------------   ----------
            Total liabilities                              1,041,641    1,006,172
                                                      --------------   ----------

                   STOCKHOLDERS' EQUITY

   Total stockholders' equity
                                                           1,717,609      885,515
                                                      --------------   ----------

                Total liabilities and stockholders'
                  equity                              $    2,759,250   $1,891,687
                                                      ==============   ==========


                                     --end--